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                                  AMENDMENT NO. 3 TO
                                DISTRIBUTION AGREEMENT

     This Amendment No. 3, dated as of December 3, 1998, is entered into between THE GALAXY FUND (the "Company"), a Massachusetts business trust, and FIRST DATA DISTRIBUTORS, INC. (the "Distributor"), a Massachusetts corporation.

     WHEREAS, the Company and the Distributor have entered into a Distribution Agreement, dated as of June 1, 1997, as amended on March 3, 1998 and September 18, 1998 (the "Distribution Agreement"), pursuant to which the Company appointed the Distributor to act as distributor of the Company's shares; and

     WHEREAS, the Company and the Distributor wish to further amend the Distribution Agreement to clarify certain provisions with respect to the distribution of the Company's CDSC Shares (as defined in the Distribution Agreement);

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Section 1.10 of the Distribution Agreement is hereby deleted in its entirety and the following substituted in its place:

          1.10 (a) With respect to CDSC Shares, the Distributor shall impose a CDSC in connection with the redemption of such CDSC Shares, not to exceed a specified percentage of the original purchase price of the Shares, as from time to time set forth in the then current Prospectuses. The Distributor may retain (or receive from the Company, as the case may be) all or any CDSC. The Distributor may, but shall not be required to, pay to broker-dealers or other persons through whom such CDSC Shares are sold a commission or other payment to the extent consistent with the then current Prospectuses and applicable rules and regulations.

               (b) The Distributor may assign or sell to a third party (a "CDSC Financing Entity") all or part of the CDSC on any CDSC Shares that the Distributor is entitled to receive under this Agreement. The Distributor's right to a CDSC on such CDSC Shares, if assigned or sold to a CDSC Financing Entity, shall continue after termination of this Agreement.

               (c)(i) The Distributor shall be entitled to receive all distribution and service fees at the rate and under the terms and conditions set forth in the Distribution and Services Plan adopted with respect to a particular class of CDSC Shares (the "Plan") on the CDSC Shares of that class which were sold during the period of this


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               Agreement, so long as the Plan is in effect.  The Distributor may assign or sell to a CDSC Financing Entity all or part of the distribution and service fees the Distributor is entitled to receive from the Company under the particular Plan. The Distributor's right to payment on such CDSC Shares, if assigned or sold to CDSC Financing Entity, shall continue after termination of this Agreement.

               (c)(ii) The Distributor shall not be required to offer or sell a particular class of CDSC Shares unless and until it has received a binding commitment from a CDSC Financing Entity (a "Commitment") satisfactory to the Distributor which Commitment shall cover all expenses and fees related to the offer and sale of such CDSC Shares including but not limited to dealer reallowances, financing commitment fees, and legal fees. If at any time during the term of this Agreement the then current CDSC financing is terminated, the Distributor has the right to immediately suspend the sale of such CDSC Shares until substitute financing becomes effective.

               (c)(iii) If the Distributor determines, in its sole discretion, to pay to broker-dealers or other persons through whom a particular class of CDSC Shares are sold a commission or other payment, such commission or payment shall not be due and payable by, and the payment shall not become an obligation of, the Distributor until the Distributor receives financing relating to the sale of such CDSC Shares from the CDSC Financing Entity. If the Distributor does not receive such financing, the Distributor shall not be liable for the payment of any such commission or other payment to any party.

               (d) The Distributor and the Company hereby agree that the terms and conditions set forth herein regarding the offer and sale of CDSC Shares may be amended upon approval of both parties in order to comply with the terms and conditions of any agreement with the CDSC Financing Entity to finance the costs for the offer and sale of CDSC Shares so long as such terms and conditions are in compliance with the particular Plan.

     2. The changes to the Distribution Agreement effected by this Amendment No. 3 shall be effective as of the date first written above. Except to the extent amended hereby, the Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.


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     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the day and year first above written.

                                   THE GALAXY FUND


                                   By: /s/ John T. O'Neill
                                      -----------------------------------
                                   Name: John T. O'Neill
                                   Title: President


                                   FIRST DATA DISTRIBUTORS, INC.


                                   By: /s/ Scott M. Hacker
                                      -----------------------------------
                                   Name: Scott M. Hacker
                                        ---------------------------------
                                   Title: VP & Treasurer
                                         --------------------------------


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